                                                           EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY                              STATE OF
                                        INCORPORATION

Agricultural Products, Inc.             California
Manchester Plastics Co., Inc.           California
NY-Glass Plastics, Inc.                 California



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